Exhibit 99.2

Republic Digital Acquisition Company Completes $300,000,000 Initial Public Offering

New York, NY, May 02, 2025 (GLOBE NEWSWIRE) -- Republic Digital Acquisition Company (the “Company”) announced today the closing of its initial public offering of 30,000,000 units, which includes 3,600,000 units issued pursuant to the exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $300,000,000.

The Company’s units began trading on May 1, 2025 on the Nasdaq Global Stock Market LLC (“Nasdaq”) under the ticker symbol “RDAGU.” Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “RDAG” and “RDAGW,” respectively.

Of the proceeds received from the consummation of the initial public offering (including the exercise of the over-allotment option) and a simultaneous private placement of warrants, $300,000,000 (or $10.00 per unit sold in the offering) was placed in a trust account of the Company.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry but expects to focus on a target in fintech, software and cryptocurrency industries.

The Company’s management team is led by Joseph Naggar, the Chief Executive Officer, Chief Investment Officer and Director, Ian Goodman, its Chief Financial Officer, Jonathan Knipper, its Chief Operating Officer and Darren Sandler, its General Counsel. The Board of Directors also includes Andrew Durgee, Barry Finkelstein, Laya Khadjavi and Robert Matza.

Cantor Fitzgerald & Co. acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds of the initial public offering and the simultaneous private placement. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Republic Digital Acquisition Company
RDAC-PR@republic.co